UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2020

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2020 (the “Closing Date”), we entered into a $225.0 million senior secured loan agreement (the “Loan Agreement”), with Oaktree Fund Administration, LLC (“Oaktree”) as administrative agent, and the lenders party thereto. The first tranche of loans borrowed by us is in an aggregate principal amount of $100.0 million and consists of $89,886,946 of term loans funded on the Closing Date and $10,113,054 of term loans that will be funded ten days after the Closing Date. A portion of the proceeds of the first tranche of loans were used to repay in full our existing senior secured loan with Perceptive Credit Holdings II, LP. The remaining term loan commitments under the Loan Agreement may be borrowed from time to time prior to the date that is either 24 or 36 months after the Closing Date, as applicable, subject to the satisfaction of certain regulatory and commercial milestones.

The senior secured loans under the Loan Agreement mature on the sixth anniversary from the Closing Date, and bear interest at a fixed annual rate of 11.0%, payable quarterly. We are required to make quarterly interest-only payments until the second anniversary of the Closing Date, after which we are required to make quarterly amortizing payments, with the remaining balance of the principal plus accrued and unpaid interest due at maturity. After the date that is 90 days after the Closing Date, we will be required to pay a commitment fee on any undrawn commitments equal to 0.6% per annum, payable on each subsequent funding date and the commitment termination date. We are also required to pay an exit fee at maturity equal to 2.0% of the aggregate principal amount of the loans funded under the Loan Agreement.

We may voluntarily prepay the Loan Agreement at any time subject to a prepayment premium which up until the second anniversary of the Closing Date is equal to the amount of interest that would have been paid up to, but not including, the second anniversary date (excluding interest amounts already paid), plus 3.0% of the principal amount of the senior secured loans being repaid. Thereafter, the prepayment premium equals 3.0% of the principal amount of the senior secured loans being repaid, and is reduced over time until the fourth anniversary date, after which no prepayment premium is required. We are required to make mandatory prepayments of the senior secured loans with net cash proceeds from certain asset sales or insurance proceeds or condemnation awards, in each case, subject to certain exceptions and reinvestment rights.

Our obligations under the Loan Agreement are guaranteed by us and certain of our existing domestic subsidiaries and subsequently acquired or organized subsidiaries subject to certain exceptions. Our obligations under the Loan Agreement and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) a pledge of all of the equity interests of our direct subsidiaries, and (ii) a perfected security interest in all of our tangible and intangible assets.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions, including specific exceptions with respect to product commercialization and development activities. In addition, the Loan Agreement contains certain financial covenants, including, among other things, maintenance of minimum liquidity and a minimum revenue test, measured quarterly until the last day of the second consecutive fiscal quarter where the consolidated leverage ratio does not exceed 4.5 to 1, provided that thereafter we cannot allow our consolidated leverage ratio to exceed 4.5 to 1, measured quarterly. Failure of the company to comply with the financial covenants will result in an event of default, subject to certain cure rights of the company.

The Loan Agreement contains events of default which are customary for financings of this type, in certain circumstances subject to customary cure periods. Following an event of default and any cure period, if applicable, Oaktree will have the right upon notice to terminate any undrawn commitments and may accelerate all amounts outstanding under the Loan Agreement, in addition to other remedies available to it as a secured creditor of the company.

In connection with the Loan Agreement, we granted warrants to Oaktree to purchase up to 908,393 shares of our common stock at a purchase price of $12.63 per share (the “Warrant”). The Warrants will expire on June 19, 2027 and may be net exercised at the holder’s election. We also agreed to file a registration statement on Form S-3 to register for resale the shares of common stock issuable upon exercise of the Warrants (“Warrant Shares”). The foregoing summary of the Warrants is not a complete description of the Warrants and is qualified in its entirety by the complete text of the Warrants, the form of which is filed as Exhibit 4.1 to this report.

The foregoing summary of the Loan Agreement is not a complete description of the Loan Agreement and is qualified in its entirety by the complete text of the actual agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference under this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this report with respect to the Warrants is incorporated by reference under this Item 3.02. The Warrants were issued, and the Warrant Shares will be issued unless covered by a registration statement, in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock

10.1	Credit Agreement and Guaranty dated as of June 19, 2020, by and among Athenex, Inc., the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, and Oaktree Fund Administration, LLC, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: June 22, 2020	/s/ Johnson Y.N. Lau
	Name:	Johnson Y.N. Lau
	Title:	Chief Executive Officer